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                                                                    EXHIBIT 4.15
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CONFIDENTIAL

Pentalpha Enterprises Ltd
9-10/F Kin Teck Industrial Bldg
26 Wong Chuk Hang Road
Aberdeen Hong Kong                                             30 September 2000

Attn: Mr. John C K Sham

Dear Sirs

BANKING FACILITIES
PENTALPHA ENTERPRISES LTD (A/C 182-123257/600-654065)
WING SHING PRODUCTS (BVI) CO LTD (A/C 182-142802)
PENTALPHA HONG KONG LTD (A/C 500-445929/004-821377)

With reference to our recent discussion, we are pleased to advise that we have reviewed your banking facilities and offer a renewal within the following limits which will be made available on the specific terms and conditions outlined below. These facilities are subject to review at any time and, in any event by 15 September 2001, and also subject to our overriding right of withdrawal and repayment on demand, including the right to call for cash cover on demand for prospective and contingent liabilities.

Advances authorized at our Commercial Banking Centre
----------------------------------------------------
- Eastern Southern District
---------------------------

Overdraft (A/C No. 182-123257-001)                               HKD5,000,000.-@
---------

Interest on the overdraft facility will continue to be charged on daily balances at 1% per annum over our best lending rate, (currently 9-1/2% per annum, but subject to fluctuation at our discretion) and payable monthly in arrears to the debit of your current account.

Clean Cheque Purchase Limit                                                   *@
---------------------------

To purchase foreign currency cheques and drafts in your favour (with recourse to you)

Export Facilities                                                HKD15,000,000#@
-----------------

Purchase of D/P bills on approved drawees

within which                                                   (HKD15,000,000#@)
------------

D/A bills on approved drawees up to 90 days.

@ Overdraft facility of HKD5,000,000 can be switchable to Export (DA) Facility and within which AKD2,000,000 is also switchable as Clean Cheque Purchase Limit.
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* The above Clean Cheque Purchase Limit will continue to be available jointly to
  Pentalpha Enterprises Ltd and Pentalpha Hong Kong Ltd.


The Hongkong and Shanghai Banking Corporation Limited
Hong Kong Main Office: 1 Queen's Road Central, Hong Kong
Tel: 2822 1111  Fax:
Tlx: 73205 HSBC HX Tgms: Hongbank Hongkong                 Page ___ / ___
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Pentalpha Enterprises Ltd                                      30 September 2000
                                      -2-
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Packing Credit                                                   HKD10,000,000#
--------------

Up to 70% of valid export Documentary Credits in your favour deposited with us and within 90 days ahead of the shipment date.

Interest on this facility will continue to be charged on a daily basis at 1% per annum over our best lending rate, (currently 9-1/2% per annum, but subject to fluctuation at our discretion) and payable monthly in arrears to the debit of your current account.

Import Facilities                                                HKD25,000,000#
-----------------

Documentary Credit to your suppliers and Import Loan
Facilities in either HK Dollars or Foreign Currency for up to 90 days, less any usance/credit periods granted by your suppliers

within which                                                    (HKD22,000,000#)
------------

a)  Goods under your control and/or Trust Receipts.

b) Subject to availability within the above limit of HKD22,000,000 and subject to a maximum of HKD10,000,000.

    Clean Import Loan                                           (HKD10,000,000#)
    -----------------

    Terms and conditions are as below:-

    Drawdown                    :  In sums of HKD200,000 or over against related
                                   suppliers' invoices.

    Interest                    :  At our best lending rate, (currently 9-1/2%
                                   per annum, but subject to fluctuation at our discretion) and payable monthly in arrears to the debit of your current account.

    Repayment                   :  90 days after drawdown to the debit of your
                                   current account.

Interest on HKD import loans will continue to be charged on daily balances at our best lending rate, (currently 9-1/2% per annum, but subject to fluctuation at our discretion) and payable monthly in arrears to the debit of your current account.

Interest on foreign currency loans will continue to be charged at the prevailing rates published by us from time to time subject to fluctuation at our discretion.
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Please note that the aforementioned Import Facilities carry the following concessionary rates:

     DC Opening Commission:-

     First USD50,000.-                   1/4%
     Balance in excess of USD50,000.-   1/16%
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[HSBC LOGO]

Pentalpha Enterprises Ltd                                      30 September 2000

                                      -3-
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#     The above Packing Credit, Import/Export facilities are jointly available to Pentalpha Enterprises Ltd, Wing Shing Products (BVI) Co Ltd and Pentalpha Hong Kong Ltd. In this connection, please let us have a certified copy of a board resolution from Pentalpha Enterprises Ltd, Wing Shing Products (BVI) Co Ltd and Pentalpha Hong Kong Ltd agreeing to the terms of these facilities.

Please note that interest and other sums expressed to be chargeable or payable on a periodic basis will nonetheless accrue from day to day and amounts so accrued may be demanded at any time.

Security
--------

As security for the aforementioned facilities, we shall continue to hold:-

i) An unlimited corporate guarantee dated 9 April 1994 from Pentalpha Enterprises Ltd together with a supporting board resolution dated 9 April 1994 covering our facilities to Wing Shing Products (BVI) Co Ltd.

ii) An unlimited corporate guarantee dated 15 October 1999 from Global-Tech Appliances Inc. together with a supporting board resolution dated 5 October 1999 covering our facilities to Pentalpha Enterprises Ltd, Pentalpha Hong Kong Ltd and Wing Shing Products (BVI) Co Ltd.

      You will be required for so long as these facilities are available to you to comply with the following covenant. Your compliance or otherwise with the following covenant will not in any way prejudice or affect our right to suspend, withdraw or make demand in respect of the whole or any part of the facilities made available to you at any time. By signing this letter, you expressly acknowledge that we may suspend, withdraw or make demand for repayment of the whole of any part of the facilities at any time notwithstanding the fact that the following covenant is included in this letter and whether or not you are in breach of any such covenant.

iii) A Letter of Covenant dated 21 May 1998 from Global-Tech Appliances Inc. undertaking to maintain its consolidated tangible net worth at not less than HKD200,000,000 together with a supporting board resolution dated 21 May 1998.

"Consolidated Tangible Net Worth" means the aggregate of:-
---------------------------------

- the amount paid up on the issued share capital (other than any redeemable share capital) of the Company; and
- the capital and revenue reserves (including but not limited to the share premium account, revaluation and retained profits or losses);
but after deducting from such sum:-

-  goodwill and all other intangible assets;
-  all minority interests in subsidiaries;
-  all amounts set aside for tax;
-  any dividend or other distribution declared/recommended;
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-  the excess of the book value to the market value of the listed investments;
and
- any amount standing to the debit of the Company's capital and reserves (including profit and loss account);
-  any amount due from the shareholders, directors, and/or related companies.

The above figures will be determined by reference to the latest audited or management accounts or the financial statements provided by the Group from time to time. The Bank will calculate the figures in accordance with the accounting principles, standards and practices on which the preparation of the audited accounts of the Group for the financial year ended 31 March 2001 was based and in accordance with the latest Statements of Standard Accounting Practice issued by the Hong Kong Society of Accountants. Any calculation made by the Bank will be conclusive.
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Pentalpha Enterprises Ltd                                      30 September 2000
                                      -4-
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In conjunction with the above covenant, the Borrower also undertakes to provide the Bank with the audited accounts within 30 days of its approval in General Meeting and the quarterly management accounts on/before the 30th day in the first month following the quarter to which such accounts relate.

Please also note that all costs and expenses (including legal fees) incurred by us in connection with the extension of these facilities and any matters arising are to be reimbursed by you on demand.

Please arrange for the authorised signatories of Pentalpha Enterprises Ltd, Pentalpha Hong Kong Ltd and Wing Shing Products (BVI) Co Ltd, in accordance with the terms of the mandates given to the bank, to sign and return to us the duplicate copy of this letter to signify their confirmation as to the correctness of the security held, and their understanding and acceptance of the terms and conditions under which these facilities are granted.

A review fee of HKD15,000 will be charged to the debit of your current account upon receipt of your acceptance to these facilities.

These facilities will remain open for acceptance until the close of business on 20 October 2000 and if not accepted by that date will be deemed to have lapsed.

We are pleased to be of continued assistance.

Yours faithfully                          For and on behalf of
                                          Wing Shing Products (BVI) Company Ltd.
/s/  Sharon S W Li
                                          /s/  John C.K. Sham
Sharon S W Li                             --------------------------------------
Relationship Manager                                     Authorized Signature(s)


                                          For and on behalf of
bp/PENTALPHA                              PENTALPHA ENTERPRISES LIMITED

                                          /s/  John C.K. Sham
Encl                                      -------------------------------------
                                                         Authorized Signature(s)

                                          For and on behalf of
                                          PENTALPHA HONG KONG LIMITED

                                          /s/  John C.K. Sham
                                          --------------------------------------
                                                         Authorized Signature(s)